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                                                                     Exhibit 2.3

                                 PLAN OF MERGER


         This Plan of Merger ("Plan") is between Performance Technologies, Incorporated, a Washington corporation ("PTI" or the "Surviving Corporation"), and The Failure Group Washington, Inc., a Washington corporation ("Sub"), a wholly-owned subsidiary of The Failure Group, Inc., a Delaware corporation ("Parent").

                                    Recitals

         A. Pursuant to an Agreement and Plan of Reorganization dated April 27, 1997, by and among Parent, Sub, PTI and certain shareholders of PTI (the "Merger Agreement"), the parties to the Merger Agreement have agreed that Sub will merge into PTI (the "Merger").

         B. Pursuant to the provisions of chapter 23B.11 of the Revised Code of Washington, PTI and Sub desire to adopt this Plan.

                                      Plan

1. Merging Corporations.  Sub will merge with and into PTI.  PTI will be the
   --------------------
surviving corporation.


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PTI Plan of Merger                                                   page 1 of 5
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2. Terms and Conditions of Merger.
   ------------------------------

         2.1  Effective Time. The Merger shall be effective upon the filing of
              --------------
Articles of Merger duly executed by the Surviving Corporation (the "Effective Time").

         2.2  Effect of the Merger. At the Effective Time, the effect of the
              --------------------
Merger shall be as provided in the applicable provisions of the Washington Business Corporations Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of PTI and Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of PTI and Sub shall become the debts, liabilities and duties of the Surviving Corporation.

         2.3  Articles of Incorporation; Bylaws. The Articles of Incorporation
              ---------------------------------
of the Surviving Corporation shall be amended in their entirety to read as set forth in Exhibit A hereto. The Bylaws of Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

         2.4  Directors and Officers. The directors and officers of Sub
              ----------------------
immediately prior to the Effective Time shall be the initial directors and officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

         2.5  Merger Agreement. This Plan is a summary of certain portions of
              ----------------
the Merger Agreement. The complete terms and conditions of the Merger shall be in accordance with, and this Plan is subject to, the Merger Agreement.

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PTI Plan of Merger                                                   page 2 of 5
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3. Manner and Basis of Conversion of Shares.
   ----------------------------------------

         3.1  Exchange of PTI Common Stock. At the Effective Time, each share of
              ----------------------------
PTI common stock that is issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of Sub, PTI, or the shareholders of PTI be canceled and extinguished and converted into (i) the right to receive from Parent 480,000 shares of the Parent's common stock, par value $.001 per share (the "Parent Common Stock"), divided by the total number of outstanding shares of PTI Common Stock outstanding immediately prior to the Effective Time; plus (ii) an amount of cash equal to (A) $7,750,000 minus the Option Purchase Amount (as defined below) divided by (B) the total number of outstanding shares of PTI Common Stock outstanding immediately prior to the Effective Time. "Option Purchase Amount" shall be the amount equal to the aggregate amount payable to all holders of holders of options to acquire PTI common stock pursuant to Section 1.6(e) of the Merger Agreement, as described in Section 3.3 below.

         3.2  Capital Stock of Sub. At the Effective Time, each issued and
              --------------------
outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of the stock of the Surviving Corporation.

         3.3  Stock Options. As further provided in the Merger Agreement, each
              -------------
holder of an option to acquire PTI common stock may elect either (a) to receive cash in respect of each option, whether vested or unvested, in an amount based on the net value of such option (calculated as provided in the Agreement), and the option will terminate, or (b), to the extent such option is vested and exercisable, to exercise such option prior to the Effective Time. In the event the option holder elects to exercise any such option, any shares issued upon such exercise will participate in the Merger, any remaining unexercised options held by such holder will terminate, and the holder will not be entitled to any cash payment for such terminated options.

         3.4  Escrow. A portion of the shares of Parent common stock (as set
              ------
forth in the Merger Agreement) otherwise deliverable to PTI shareholders pursuant to the Merger will be placed in escrow on behalf of the PTI shareholders and will be available to compensate Parent, Sub and its affiliates for losses resulting from any inaccuracy or breach of any of PTI's representations and warranties under the Merger Agreement, any failure of PTI to perform or comply with any covenant in the Merger Agreement, or any breach of any certificate to be delivered by the PTI shareholders in connection with the

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PTI Plan of Merger                                                   page 3 of 5
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Merger. Such shares will be held in escrow for a period of one year, or longer if necessary to protect against any unsatisfied claim pending at the time the escrow would otherwise have terminated. The number of escrowed shares contributed on behalf of each PTI shareholder will be in proportion to the aggregate portion of the merger consideration described in Section 3.1 above to which such shareholder would otherwise be entitled. Marc W. Lorenzen is appointed as agent and attorney-in-fact to act as shareholder representative for each of the PTI shareholders with respect to the escrowed shares as described in the Merger Agreement, and all PTI shareholders will be deemed to have consented to such appointment.

         3.5  Taxation. It is intended by the parties to the Merger Agreement
              --------
that the Merger shall be treated as a taxable asset acquisition under Section 338(h)(10) of the Internal Revenue Code.

4. Miscellaneous.
   -------------

         4.1  Amendment. This Plan may be amended, supplemented or interpreted
              ---------
at any time by action taken by the Board of Directors of PTI and Sub; provided, however, that this Plan may not be amended or supplemented after having been approved by the shareholders of PTI or Sub except by a vote or consent of shareholders in accordance with applicable law.

         4.2  Termination of Merger Agreement. This Plan may be terminated, and
              -------------------------------
the Merger abandoned, at any time prior to the Effective Time, as provided in the Merger Agreement. To the extent that any decision of a party with respect to termination is discretionary, such discretion may be exercised on behalf of such party by its Board of Directors, notwithstanding any prior shareholder approval of this Plan.


ADOPTED this 16th day of May, 1997.

                                           PERFORMANCE TECHNOLOGIES,
                                           INCORPORATED, d/b/a PTI Environmental
                                           Services



                                           By   /s/ Marc W. Lorenzen
                                             -----------------------------------
                                                Marc W. Lorenzen, President


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PTI Plan of Merger                                                   page 4 of 5
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                                            THE FAILURE GROUP WASHINGTON,
                                            INC.


                                            By /s/ Michael R. Gaulke           ,
                                              ---------------------------------
                                              its President and C.E.O.
                                                  -----------------------------




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PTI Plan of Merger                                                   page 5 of 5